FOR IMMEDIATE RELEASE

CONTACTS

Financial Contact:
Chris Sammons, 225-932-2546

Media Contact:
Craig Pierce, 225-987-7051

Shaw Receives Additional Credit Commitment

Baton Rouge, La., Jan. 6, 2009 – The Shaw Group Inc. (NYSE: SGR) announced today that it has received an additional commitment from an existing lender to extend $45 million of that lender’s commitment under Shaw’s credit facility for an additional year. With this extension, Shaw maintains the current $1.053 billion of commitments under the credit facility through April 25, 2010, and $874 million through April 25, 2011. Shaw also retains the right to utilize up to $200 million of its cash, under certain circumstances to collaterize additional letters of credit outside the credit facility. Shaw retains the total approved capacity of $1.25 billion available for additional commitments through the April 25, 2011, extension date.

Brian K. Ferraioli, Shaw’s executive vice president and chief financial officer, said, “We are very pleased that financial institutions continue to show their support and confidence in Shaw during these difficult credit markets.”

The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation and facilities management services for government and private sector clients in the energy, chemicals, environmental, infrastructure and emergency response markets. A Fortune 500 company with fiscal year 2008 annual revenues of $7 billion, Shaw is headquartered in Baton Rouge, La., and employs approximately 26,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. Shaw is the power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For further information, please visit Shaw’s Web site at www.shawgrp.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions) and statements related to revenues, earnings, backlog or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors.  Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s Web site under the heading “Forward-Looking Statements.” These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis, visit our Web site at www.shawgrp.com.

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